Exhibit 99.1

THE WENDY’S COMPANY REPORTS THIRD-QUARTER 2016 RESULTS

North America system same-restaurant sales increase 1.4% (+4.5% on a two-year basis);

15th consecutive quarter of positive same-restaurant sales

Image Activation momentum accelerating;

now expect approximately 600 reimaged and new restaurants in 2016

Company announces intent to enter into accelerated share repurchase transaction for $150 million

Board of Directors authorizes 8-percent increase in quarterly dividend rate

Company provides updated 2016 outlook

Dublin, Ohio (November 9, 2016) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the third quarter ended October 2, 2016.

“Our solid third-quarter results demonstrate the positive benefits of our brand transformation efforts,” President and Chief Executive Officer Todd Penegor said. “Despite the ownership of 433 fewer Company-operated restaurants relative to last year, we were able to deliver high quality earnings, with franchise revenues contributing a higher amount to the bottom line. Driven by our balanced marketing approach and a continued focus on profitable customer count growth, the North America system accelerated same-restaurant sales in the third quarter. We have now recorded 15 consecutive quarters of positive same-restaurant sales.”

“As part of our previously announced share repurchase authorization, we intend to enter into an accelerated share repurchase transaction for $150 million,” Chief Financial Officer Gunther Plosch said. “This is in addition to the approximately $185 million we have already returned to shareholders this year through share repurchases. We expect to announce the execution of an accelerated share repurchase agreement in the near future. In addition, our Board of Directors has authorized an 8-percent increase in our quarterly dividend rate, from 6 cents per share to 6.5 cents per share.”

Third-quarter 2016 summary

A summary of the Company’s third-quarter results is provided below. Due to the May 2015 sale of its bakery business, the Company has presented its bakery results as discontinued operations for all periods presented in its consolidated financial statements. See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release (i.e., adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and free cash flow). As used in this release, the terms adjusted EBITDA and adjusted earnings per share refer to adjusted EBITDA from continuing operations and adjusted earnings per share from continuing operations, respectively.

•	Same-restaurant sales increased 1.4 percent at North America system restaurants in the third quarter of 2016. On a two-year basis, third-quarter 2016 same-restaurant sales increased 4.5 percent for the North America system.

•	Revenues were $364.0 million in the third quarter of 2016, compared to $464.6 million in the third quarter of 2015. The 21.7 percent decrease resulted primarily from the ownership of 433 fewer Company-operated restaurants at the end of the 2016 third quarter compared to the beginning of the 2015 third quarter.

•	Franchise revenues were $135.4 million in the third quarter of 2016, compared to $105.6 million in the third quarter of 2015. The 28.2 percent increase resulted from higher rental income, franchise fees and royalty revenue primarily as a result of the Company’s system optimization initiative, in addition to an increase in same-restaurant sales.

•	North America Company-operated restaurant margin was 18.4 percent in the third quarter of 2016, compared to 18.8 percent in the third quarter of 2015. The 40 basis-point decrease was primarily the result of higher other operating costs and increased labor rates, partly offset by lower commodity costs and the favorable impact from the Company’s Image Activation program.

•	General and administrative expense was $58.9 million in the third quarter of 2016, compared to $63.7 million in the third quarter of 2015. The 7.5 percent decrease resulted primarily from cost savings related to the Company’s system optimization initiative, as well as lower share-based compensation and incentive compensation, partly offset by higher professional fees and legal fees related to the unusual payment card activity.

•	Operating profit was $106.1 million in the third quarter of 2016, compared to $55.9 million in the third quarter of 2015. The 89.8 percent increase resulted primarily from a year-over-year increase in System optimization gains, net and higher Franchise revenues, partly offset by a year-over-year increase in Other operating expense, net.

•	Interest expense was $28.7 million in the third quarter of 2016, compared to $27.9 million in the third quarter of 2015.

•	Income from continuing operations was $48.9 million in the third quarter of 2016, compared to $8.3 million in the third quarter of 2015. The increase resulted from the year-over-year increase in Operating profit, partly offset by a year-over-year increase in income taxes.

•	Net income was $48.9 million in the third quarter of 2016, compared to $7.6 million in the third quarter of 2015.

•	Adjusted EBITDA from continuing operations was $100.2 million in the third quarter of 2016, compared to $99.7 million in the third quarter of 2015, despite the ownership of 433 fewer Company-operated restaurants at the end of the 2016 third quarter compared to the beginning of the 2015 third quarter.

•	Adjusted EBITDA margin (adjusted EBITDA divided by total revenues) was 27.5 percent in the third quarter of 2016, compared to 21.5 percent in the third quarter of 2015. The 600 basis-point improvement reflects the positive impact of the Company’s system optimization initiative.

•	Reported diluted earnings per share from continuing operations were $0.18 in the third quarter of 2016, compared to $0.03 in the third quarter of 2015. The increase reflects a 10.8 percent year-over-year reduction in the weighted average diluted shares outstanding.

•	Reported diluted earnings per share were $0.18 in the third quarter of 2016, compared to $0.03 in the third quarter of 2015.

•	Adjusted earnings per share from continuing operations were $0.11 in the third quarter of 2016, compared to $0.09 in the third quarter of 2015.

Third phase of system optimization nearing completion

The Company remains on track with its plan to reduce its Company-operated restaurant ownership to approximately 5 percent of the total system by the end of 2016. As part of this plan, the Company intends to sell a total of approximately 315 restaurants to franchisees during 2016, which is in addition to the 227 restaurants that were sold in the second half of 2015. The Company continues to expect the third phase of system optimization to generate pretax proceeds of approximately $435 million.

“We have now completed approximately 85 percent of our 2016 system optimization sales and are confident that the remaining transactions will close before the end of the year,” Penegor said. “The remaining markets have been awarded to strong operators who have demonstrated a commitment to restaurant reimaging and opening new restaurants. We are confident we will strengthen the Wendy’s® brand as a result of these transactions.”

“Going forward, we intend to buy and sell restaurants to act as a catalyst for growth by further strengthening our franchisee base, driving new restaurant development and accelerating Image Activation adoption,” Penegor said. “We are also facilitating franchisee-to-franchisee restaurant transfers to ensure that we are putting restaurants in the hands of well capitalized franchisees that are committed to long-term growth.”

Image Activation momentum accelerates

The Company and its franchisees now plan to reimage approximately 500 North America system restaurants and build approximately 100 new North America restaurants in 2016.

“Our franchisees continue to see the benefits of Image Activation and are reimaging restaurants faster than we anticipated. As a result, we are now on pace to image activate approximately 600 restaurants in 2016, which exceeds our original target by approximately 60 restaurants,” Penegor said. “In addition, the North America system opened 28 new restaurants during the third quarter and we expect to deliver the first year of net new restaurant openings since 2010. With more than 28 percent of the North America system now featuring our new image, we are on track to achieve our goal of image activating at least 60 percent of our North America restaurants by the end of 2020.”

Company announces intent to enter into accelerated share repurchase transaction; Board authorizes increase in quarterly dividend rate

As part of its previously authorized $1.4 billion share repurchase program, the Company today announced its intent to repurchase $150 million of its common stock in an accelerated share repurchase transaction in the near future. After completion of the anticipated transaction, the Company will have utilized substantially all of its $1.4 billion share repurchase authorization that was approved by the Board of Directors in June 2015.

The Company repurchased 5.3 million shares for $53.1 million in the third quarter at an average price of $10.07 per share. The number of shares outstanding at the end of the third quarter was approximately 258.9 million.

The Company announced today that its Board of Directors has authorized an increase of 0.5 cents per share in its quarterly dividend rate. The Company’s new quarterly dividend rate of 6.5 cents per share will be effective with its next dividend payment on December 15, 2016 to shareholders of record as of December 1, 2016.

The Company plans to announce its future capital allocation plans early next year in conjunction with issuing updated guidance.

Company issues updated 2016 outlook

This release includes forward-looking guidance for certain non-GAAP financial measures, including adjusted EBITDA, adjusted earnings per share and adjusted tax rate. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and adjusted tax rate, such as impairment of long-lived assets, reorganization and realignment costs and system optimization gains, net. Due to the uncertainty and variability of the nature and amount of certain future expenses and benefits related to our system optimization initiative, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or reported tax rate or a reconciliation of projected adjusted EBITDA, adjusted earnings per share or adjusted tax rate to projected net income, earnings per share or reported tax rate.

The Company is increasing its outlook for 2016 adjusted earnings per share to $0.40 to $0.41 from its previous guidance of $0.39 to $0.40. This represents an increase of approximately 23 percent compared to the Company’s 2015 adjusted earnings per share results.

The Company now expects 2016 adjusted EBITDA at the high end of its previously issued range of flat to up 1 percent compared to 2015.

The Company now expects:

•	Same-restaurant sales growth of approximately 1.5 percent for the North America system.

•	Interest expense of approximately $115 million.

•	Depreciation and amortization expense of approximately $125 million, including accelerated depreciation of approximately $4 million.

•	Cash flows from operations of approximately $180 to $200 million.

•	Capital expenditures of approximately $145 million.

•	Free cash flow (cash flows from operations minus capital expenditures) of approximately $35 to $55 million.

In addition, the Company continues to expect:

•	Restaurant margin of approximately 19.0 percent at North America Company-operated restaurants.

•	Commodity costs to decrease approximately 5 to 6 percent compared to 2015.

•	General and administrative expense of approximately $245 to $250 million.

•	An adjusted tax rate of approximately 32 to 34 percent.

The Company’s 2016 outlook includes the impact of overlapping a 53rd operating week in 2015.

Company on track to achieve 2020 goals

The Company continues to expect to achieve the following North America system goals by the end of 2020:

•	Average unit sales volumes of $2.0 million.

•	Restaurant margins of 20 percent.

•	A sales-to-investment ratio of at least 1.3 times for new restaurants.

•	Restaurant development growth of 1,000 new restaurants (approximately 500 net).

•	The reimaging of at least 60 percent of North America total system restaurants.

The Company continues to expect to achieve adjusted EBITDA margin of 38 to 40 percent by the end of 2020.

Conference call and webcast scheduled for 9 a.m. today, November 9

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;

(9)	risks associated with failures, interruptions or security breaches of the Company’s computer systems or technology, or the occurrence of cyber incidents or a deficiency in cyber security that impacts the Company or its franchisees, including the cybersecurity incident previously announced;

(10)	the effects of negative publicity that can occur from increased use of social media;

(11)	the availability of suitable locations and terms for the development of new restaurants;

(12)	risks associated with the Image Activation program;

(13)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(14)	changes in debt, equity and securities markets;

(15)	goodwill and long-lived asset impairments;

(16)	changes in interest rates;

(17)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(18)	risks associated with the Company’s debt refinancing, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital;

(19)	risks associated with the amount and timing of share repurchases under the $1.4 billion share repurchase program approved by the Board of Directors, as well as the Company’s ability to complete the anticipated accelerated share repurchase transaction described in this press release; and

(20)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

There can be no assurance that any additional regular quarterly cash dividends will be declared or paid after the date hereof, or of the amount or timing of such dividends, if any. Future dividend payments, if any, are subject to applicable law, will be made at the discretion of the Board of Directors and will be based on such factors as The Wendy’s Company’s earnings, financial condition and cash requirements and other factors.

Disclosure regarding non-GAAP financial measures

In addition to the GAAP financial measures presented in this release, the Company has included certain non-GAAP financial measures in this release, including adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate. These non-GAAP financial measures exclude certain expenses and benefits as detailed in the reconciliation tables that accompany this release. The Company uses these non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA and adjusted earnings per share are also used by the Company in establishing performance goals for purposes of executive compensation.

The Company believes its presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes guidance regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. The Company defines free cash flow as cash flows from operations minus capital expenditures, both as reported under GAAP. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and free cash flow are not recognized terms under U.S. General Accepted Accounting Principles, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and free cash flow (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures.

Key Business Measures

The Company tracks its results of operations and manages its business using certain key business measures, including North America system same-restaurant sales. North America system same-restaurant sales includes sales by both Company-operated restaurants and franchise restaurants located in the U.S. and Canada. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen. This methodology is consistent with the metric used by management for internal reporting and analysis. Prior to the first quarter of 2016, the Company reported same-restaurant sales for reimaged restaurants after they had been open for three continuous months. Same-restaurant sales exclude the impact of currency translation.

Same-restaurant sales is a commonly used statistical measure in the quick-service restaurant industry that is important to understanding Company performance. The Company believes North America system same-restaurant sales data is useful in assessing consumer demand for the Company’s products, the overall strength of the Wendy’s brand and, ultimately, the performance of the Company. Sales by franchise restaurants to their customers are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 29 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:

Peter Koumas

Group Manager - Investor Relations

(614) 764-8478

peter.koumas@wendys.com

Media Contacts:

Bob Bertini

(614) 764-3327

bob.bertini@wendys.com

Heidi Schauer

(614) 764-3368

heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Nine Months Ended October 2, 2016 and September 27, 2015

(In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	2016	2015	2016	2015
	(Unaudited)

Revenues:
Sales	$228,644	$359,015	$747,211	$1,101,632
Franchise revenues	135,368	105,614	378,306	304,300

	364,012	464,629	1,125,517	1,405,932

Costs and expenses:
Cost of sales	186,546	291,524	603,836	911,757
General and administrative	58,938	63,683	184,708	184,152
Depreciation and amortization	29,362	36,420	92,456	111,300
System optimization (gains) losses, net	(37,756)	98	(48,106)	(14,751)
Reorganization and realignment costs	2,129	5,754	7,866	16,646
Impairment of long-lived assets	361	1,513	12,991	13,468
Other operating expense, net	18,344	9,698	36,201	25,202

	257,924	408,690	889,952	1,247,774

Operating profit	106,088	55,939	235,565	158,158
Interest expense	(28,731)	(27,938)	(85,483)	(57,882)
Loss on early extinguishment of debt	—	—	—	(7,295)
Other income, net	498	214	1,036	725

Income from continuing operations before income taxes	77,855	28,215	151,118	93,706
Provision for income taxes	(28,965)	(19,892)	(50,385)	(42,408)

Income from continuing operations	48,890	8,323	100,733	51,298
Discontinued operations:
(Loss) income from discontinued operations, net of income taxes	—	(417)	—	9,171
(Loss) gain on disposal of discontinued operations, net of income taxes	—	(322)	—	14,817

Net (loss) income from discontinued operations	—	(739)	—	23,988

Net income	$48,890	$7,584	$100,733	$75,286

Basic income (loss) per share:
Continuing operations	$.19	$.03	$.38	$.15
Discontinued operations	—	—	—	.07
Net income	$.19	$.03	$.38	$.22

Diluted income (loss) per share:
Continuing operations	$.18	$.03	$.37	$.15
Discontinued operations	—	—	—	.07
Net income	$.18	$.03	$.37	$.22

Number of shares used to calculate basic income per share	260,976	292,256	265,702	340,869

Number of shares used to calculate diluted income per share	264,808	296,951	269,941	346,901

	October 2, 2016	January 3, 2016
	(Unaudited)	(Audited)

Balance Sheet Data:
Cash and cash equivalents	$308,784	$327,216
Total assets	4,114,424	4,108,720
Long-term debt, including current portion	2,515,822	2,426,113
Total stockholders’ equity	678,575	752,914

Reconciliation of Net Income to Adjusted EBITDA from Continuing Operations

(In Thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2016	2015	2016	2015

Net income	$48,890	$7,584	$100,733	$75,286
Net loss (income) from discontinued operations	—	739	—	(23,988)

Income from continuing operations	48,890	8,323	100,733	51,298
Provision for income taxes	28,965	19,892	50,385	42,408

Income from continuing operations before income taxes	77,855	28,215	151,118	93,706
Other income, net	(498)	(214)	(1,036)	(725)
Loss on early extinguishment of debt	—	—	—	7,295
Interest expense	28,731	27,938	85,483	57,882

Operating profit	106,088	55,939	235,565	158,158
Plus (less):

Depreciation and amortization	29,362	36,420	92,456	111,300
System optimization (gains) losses, net	(37,756)	98	(48,106)	(14,751)
Reorganization and realignment costs	2,129	5,754	7,866	16,646
Impairment of long-lived assets	361	1,513	12,991	13,468

Adjusted EBITDA from continuing operations	$100,184	$99,724	$300,772	$284,821

Adjusted EBITDA margin	27.5%	21.5%	26.7%	20.3%

Reconciliation of Income and Diluted Earnings Per Share from Continuing Operations to Adjusted Income and

Adjusted Earnings Per Share from Continuing Operations

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	2016	2015

Income from continuing operations	$48,890	$8,323

Plus (less):
Depreciation of assets that will be replaced as part of the Image Activation initiative	(285)	2,474
System optimization (gains) losses, net	(37,756)	98
Reorganization and realignment costs	2,129	5,754
Impairment of long-lived assets	361	1,513

Total adjustments	(35,551)	9,839
Income tax impact on adjustments[1]	16,083	7,482

Total adjustments, net of income taxes	(19,468)	17,321

Adjusted income from continuing operations	$29,422	$25,644

Diluted earnings per share from continuing operations	$.18	$.03
Total adjustments per share, net of income taxes	(.07)	.06

Adjusted earnings per share from continuing operations	$.11	$.09

	Nine Months Ended
	2016	2015

Income from continuing operations	$100,733	$51,298

Plus (less):
Depreciation of assets that will be replaced as part of the Image Activation initiative	2,930	6,578
System optimization gains, net	(48,106)	(14,751)
Reorganization and realignment costs	7,866	16,646
Impairment of long-lived assets	12,991	13,468
Loss on early extinguishment of debt	—	7,295

Total adjustments	(24,319)	29,236
Income tax impact on adjustments[1]	9,243	(3,821)

Total adjustments, net of income taxes	(15,076)	25,415

Adjusted income from continuing operations	$85,657	$76,713

Diluted earnings per share from continuing operations	$.37	$.15
Total adjustments per share, net of income taxes	(.05)	.07

Adjusted earnings per share from continuing operations	$.32	$.22

[1]	The provision for income taxes on “System optimization (gains) losses, net” was $16,935 and $11,242 for the three months ended October 2, 2016 and September 27, 2015, respectively, and $18,425 and $13,158 for the nine months ended October 2, 2016 and September 27, 2015, respectively. The provision for income taxes on “System optimization (gains) losses, net” includes the impact of non-deductible goodwill disposed of in connection with our system optimization initiative, changes to valuation allowances on state net operating loss carryforwards, changes to state deferred taxes and adjustments related to prior year tax matters. The net benefit from income taxes on all other adjustments was calculated using an effective tax rate of 38.6% for all periods presented.